Exhibit 10.4

ADDENDUM

THIS ADDENDUM (this “Addendum”) is entered into on 19th day of June 2024 between Sharing Services Global Corporation, a Nevada corporation, having its principal office at 5200 Tennyson Parkway, Suite 400, Plano, Texas 75024 (“SHRG”) and HWH International Inc., a Delaware corporation, having its principal office at 4800 Montgomery Lane Suite 210, Bethesda, MD 20814 (“HWH” and together with SHRG, the “Parties”, each a “Party”).

WHEREAS, the Parties entered into a Securities Purchase Agreement dated 6 June 2024 (the “SPA”).

WHEREAS, subject to the terms and conditions set forth in the SPA, SHRG issued to HWH and the Parties entered into a Convertible Promissory Note dated 6 June 2024, in the form of Exhibit A under the SPA (the “Note”). The SPA and its attachment, the Note, shall collectively be referred to as the “SPAs”.

NOW THEREFORE, the Parties agree as follows:

1.	It is hereby and expressly agreed between the Parties that Section l.l(a) of the SPA shall be replaced in its entirety with the following:

1.l(a)	Cash Consideration. Subject to the terms and conditions set forth in this Agreement, the Company shall issue to the Purchaser at the Closing (as defined below) and the Purchaser shall purchase from the Company at the Closing a Convertible Promissory Note in the amount of Two Hundred and Fifty Thousand United States Dollars (US$250,000.00), in the form of Exhibit A hereto (the “Convertible Note”), which shall be convertible into One Hundred and Twenty-Five Million (125,000,000) shares of the Company’s common stock at the option of the Purchaser (the “Shares”) for an aggregate purchase price of Two Hundred and Fifty Thousand United States Dollars (US$250,000.00) (the “Cash Consideration”). The Closing shall take place as the Parties may mutually agree and may be accomplished via electronic mail.

2.	It is hereby and expressly agreed between the Parties that Section 3.3 of the Note shall be replaced in its entirety with the following:

3.3	Conversion Rate. The number of whole shares of Common Stock into which this Note may be converted (the “Conversion Shares”) at US$0.002 (the “Conversion Rate”).

3.	This Addendum shall apply with effect from 19 June 2024 (the “Effective Date”).

4.	Except to the extent expressly provided for in this Addendum, all other terms and conditions of the SPAs shall apply to this Addendum and shall remain in full force and effect.

5.	Unless as expressly provided in this Addendum, all words and expressions shall have the meanings assigned to them in the SPAs.

6.	This Addendum shall be deemed to be made in the State of Delaware, subject to, governed by and construed in all respects in accordance with the laws of the State of Delaware for any intent and purpose.

Each of the Parties hereto has caused this Addendum to be executed by its duly authorised representatives as of the date above written.

Signed for and on behalf of		Signed for and on behalf of
Sharing Services Global Corporation		HWH International Inc.

/s/ John “JT” Thatch		/s/ Ronald Wei
By:	John “JT” Thatch	By:	Ronald Wei
Chief Executive Officer		Chief Financial Officer

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